Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

     Pricing Supplement, dated November 9, 1995 (To Prospectus Supplement, dated August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

     The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

     Interest rates offered by Citicorp with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.


SUMMARY OF TERMS:

Title of Notes:            7.02% Subordinated Fixed-Rate Notes Due November 15,
                           2010
                           (the "Notes").
Aggregate
Principal Amount:          $25,000,000.00.

Price to Public:           Offered at varying prices relating to prevailing
                           market prices at the time of resale.

Issue Date:                November 15, 1995.

Stated Maturity:           November 15, 2010.

Interest Rate:             7.02% per annum.

Interest Payment Dates:    Monthly on the 15th day of each month, commencing on
                           December 15, 1995, and at Stated Maturity.

Regular Record Dates:      The first day of the month in which each Interest
                           Payment Date occurs.

Sinking Fund:              None.

Redemption:                The Notes are  subject  to  redemption,  in whole but
                           not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest
                           Payment Date occurring in May or November on or after November 15, 1999, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:             Merrill Lynch & Co., as Principal.

Commission:                2.00%.


Minimum Denomination:      $1,000.